Exhibit 99.2

American Rebel Holdings, Inc. (NASDAQ: AREB) Announces Delivery of Initial Shipment of American Rebel Light Beer to Kentucky Distribution Partner - Clark Distributing Company

Nashville, TN, Jan. 10, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of branded safes, personal security, self-defense products, apparel, and American Rebel Beer (www.americanrebelbeer.com), is proud to announce the delivery of the initial shipment of American Rebel Light Beer to its recently established distribution partner, Clark Distributing Company (www.ccclark.com), for the Commonwealth of Kentucky announced on October 30, 2024. The opening order is American Rebel Beer’s largest order to date, 400% larger than typical opening orders, as American Rebel Light Beer continues to rapidly grow and expand its national footprint.

Kentucky is a key strategic state as American Rebel Light Lager Beer continues to rapidly grow its distribution partnerships throughout the Southeastern United States. Clark Distributing Company, a premier distributor serving more than 5,000 retail and restaurant customers throughout Kentucky, has placed the largest opening order of American Rebel Light Beer, marking the official launch of the product’s availability in the state. Kentucky residents can now enjoy American Rebel Premium Light Lager Beer that not only is great tasting but unapologetically celebrates true fundamental American values. Clark Distributing Company covers 97 counties out of 120 total, representing 81% of Kentucky’s counties and serving 67% of the state’s population.

“Kentucky is an important state for us as we expand American Rebel Light Beer across this great, patriotic, God-fearing nation,” said Andy Ross, CEO of American Rebel Holdings. “We are thrilled to see American Rebel Light Beer begin to reach patriotic customers throughout the Commonwealth, and we couldn’t have asked for a better partner than Clark Distributing Company to help us serve customers looking for American Rebel Light - America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer in Kentucky.”

American Rebel Light Beer is growing rapidly due to its great taste and drinkability , with a smooth and crisp finish that appeals to light beer enthusiasts. It continues to receive overwhelmingly positive feedback, leading to increasing and repeat customer demand due to its balance of flavor and drinkability. It is the light beer of choice for consumers looking for a great tasting light beer that is aligned with traditional American patriotic values, liberty, and freedom.

For more information about American Rebel Light Beer, visit www.americanrebelbeer.com.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer (www.americanrebelbeer.com) is a domestic premium light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp and Clean with a Bold Taste and a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass production

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

About Clark Distributing Company

Clark Distributing Company (www.ccclark.com) is a premier beverage distributor serving over 5,000 customers across the Commonwealth of Kentucky. With a focus on quality, service, and customer satisfaction, Clark Distributing is proud to bring premium brands to Kentucky’s diverse market.

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President
tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the launch party, actual launch timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com

info@americanrebel.com